Exhibit 10.2

M&T BANK CORPORATION
EMPLOYEE SEVERANCE PAY PLAN
(Effective as of May 1, 2005)

ARTICLE 1
ESTABLISHMENT OF THE PLAN

               Section 1.1      Establishment of the Plan. M&T Bank Corporation hereby establishes the M&T Bank Corporation Employee Severance Pay Plan (the “Plan”). The Plan is designed to provide severance pay and other benefits to eligible employees of M&T Bank Corporation and its direct and indirect subsidiaries (collectively, the “Company”) who are involuntarily terminated because of a reduction in force, restructuring, outsourcing or elimination of positions in an effort to aid the employee during their transition to other employment opportunities. The Plan is a welfare benefit plan governed by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and is intended to meet the definition of a “severance pay plan” under Department of Labor Regulations §2510.3-2(b).

               Section 1.2      Effective Date and Plan Year. The effective date of the Plan is May 1, 2005 (the “Effective Date”). The Plan Year will be the 12-month period beginning each January 1 and ending on the following December 31.

ARTICLE 2
PARTICIPANT

               Section 2.1      Eligibility. Each full-time and part-time employee of the Company, whether compensated on a salaried or hourly basis, who works regularly scheduled hours and customarily performs services for the Company (excluding on call, occasional, fixed-term, or temporary employees) who has not previously agreed in writing to a different severance pay arrangement (a “Participant”) becomes a Participant in the Plan on the later of:

               (a) Date of hire; or

               (b) The Effective Date.

               Any person that is treated by the Company as an independent contractor or a temporary worker, but who is later determined to be an employee, will not be eligible to participate in the Plan. The purpose of this provision is to exclude from participation in the Plan all persons who may actually be common law employees of the Company, but who are not paid as they were employees, regardless of the reason they are excluded from the payroll, and regardless of whether that exclusion is correct. Moreover any person who has signed an agreement with the Company stating that he or she is not eligible to participate in the Plan is not eligible to participate in the Plan during the term of that agreement, whether the person is a common law employee or not.

               Section 2.2      Employees on Leave. An employee who is on an indefinite or extended leave of absence at the time of termination is not eligible to receive a Benefit (as hereinafter defined) under the Plan, except as otherwise required by law.

ARTICLE 3
BENEFIT AND PAYMENT OF BENEFIT

               Section 3.1      Benefit. A Participant will receive a severance pay benefit (“Benefit”) and certain other benefits, as determined in accordance with this Article 3, if the Plan Administrator (as hereinafter defined) determines the Participant satisfies the following conditions:

               (a) The Participant applies for the Benefit by completing and signing forms provided by the Plan Administrator and by submitting those forms to the Plan Administrator;

               (b) The Participant’s employment is involuntarily terminated and that termination is a Qualifying Event, as defined in Section 3.2; and

               (c) The Participant (i) agrees in a written instrument satisfactory to the Company, in its sole discretion, to release the Company, its employees, agents, and related entities from any and all claims arising out of or related to the Participant’s employment or termination of employment and (ii) acknowledges the receipt of a Benefit under the Plan is subject to the terms and conditions of the written release.

Notwithstanding any other provision to the contrary, the Company, through the Plan Administrator, may in its sole and absolute discretion enter into alternative severance arrangements or award a severance benefit to an employee who has been terminated on terms that are different than those provided in the Plan. In such case no benefit will be provided to such employee under the Plan.

               Section 3.2      Qualifying Event. Subject to Section 3.6, a Qualifying Event is any permanent, involuntary termination of a Participant’s active employment with the Company as a result of a reduction in force, restructuring, outsourcing or elimination of position, as determined by the Plan Administrator in his or her sole and absolute discretion. A Participant will be advised by the Plan Administrator of the date on which his or her employment will officially terminate (the “Termination Date”).

               Section 3.3      Benefit Amount.

               (a) A Participant’s Benefit is equal to the product of (i) his or her Weekly Pay as determined immediately prior to the Termination Date by the Plan Administrator and (ii) the number of weeks specified for the Participant’s position and Years of Service in Appendix A attached hereto.

               (b) In the case of a salaried employee, “Weekly Pay” is the Participant’s annual base salary divided by 52.

               (c) In the case of an hourly employee, “Weekly Pay” is the Participant’s straight time hourly wage rate in effect immediately prior to the Termination Date, multiplied by the Participant’s number of normal scheduled hours of work per week.

               (d) For purposes of Sections 3.3(b) and 3.3(c), Weekly Pay does not include overtime, shift pay, bonuses, stock options, commissions, incentive pay, merit awards or any other supplemental payments.

               (e) In the case of an employee whose compensation is commission-based, the amount determined to be the current year’s annual flex benefit salary will be used to derive the amount of Weekly Pay.

               The term, a “Year of Service” used in Appendix A means each full year, beginning with the Participant’s most recent date of hire or service date, whichever is earlier, during which a Participant was employed for a period of at least six months or more by the Company, or any of its predecessors, including any periods during which an employee was on vacation, sick leave, or other authorized leave.

               Section 3.4      Form of Benefit Payment. A Participant’s Benefit will be paid, at the Participant’s election, either in:

               (a)      periodic installments consistent with the biweekly or other payroll practices in effect at the Company at the time of severance commencing as soon as administratively practicable following the Termination Date, or

               (b)      the form of a single lump sum payment paid as soon as administratively practicable following the Termination Date.

The terms and applicable form of payment will be specified in the Participant’s written release. A Participant, who has elected the bi-weekly option and subsequently secures other non-M&T related employment, may, in the sole and absolute discretion of the Plan Administrator, be paid his or her remaining Benefit in a lump sum upon providing written notice to the Company, in which event the Participant will no longer receive the additional benefits provided under Section 3.5 of the Plan. The Company retains the right, in the sole and absolute discretion of the Plan Administrator, to require a Participant who has elected the bi-weekly option to be paid his or her remaining Benefit in a lump sum at such time as deemed necessary or appropriate by the Plan Administrator, provided, however, that such election will not impact the Participant’s receipt of additional benefits provided under Section 3.5 of the Plan.

               Section 3.5      Continuation of Certain Benefits.

               (a)      A Participant, who in the determination and sole and absolute discretion of the Plan Administrator qualifies for a Benefit, will receive the following additional benefits:

                          (i)      Medical/Dental/Vision Insurance: Coverage will continue for the period in which a Participant is receiving a Benefit when the bi-weekly payment option is elected in accordance with the Participant’s previous elections with respect to this benefit. When the lump sum option is elected, these benefits will cease at the end of the month in which the Termination Date occurs, except as required by law.

                          (ii)     Life Insurance and Personal Accident Insurance: Coverage will continue for the period in which a Participant is receiving a Benefit, up to a maximum of six months from the Termination Date, when the bi-weekly option is elected in accordance with the Participant’s previous elections with respect to this benefit. When the lump sum option is elected, these benefits will cease upon the Termination Date.

                          (iii)    Medical Reimbursement Plan: Participation in the Medical Reimbursement Plan will continue through the end of the month in which a Participant receives his or her last bi-weekly Benefit payment. When the lump sum option is elected, these benefits will cease upon the Termination Date in accordance with the terms of the Medical Reimbursement Plan, except as required by law.

                          (iv)     Pension Plan: A Participant will continue to accrue creditable service hours under the M&T Bank Corporation Pension Plan for time paid as severance up to a maximum of 501 hours regardless of whether a Benefit is paid bi-weekly or as a lump sum payment as is provided in that Plan.

                          (v)      Vacation Payout: Eligible unused vacation pay will be paid to the Participant in a lump sum, without pro-ration, based on the Participant’s normal vacation eligibility at his or her Termination Date. Any eligible unused floating holidays will be paid to the Participant on or about his or her Termination Date. Adjustments for partial year vacation buy/sell deductions/credits will be reflected in the Participant’s final pay. Payments under this provision will be made by the Company as soon as administratively practicable after the Termination Date.

                          (vi)      Tuition Reimbursement: Any courses that were authorized by the Company and are in progress at or prior to the Termination Date will be honored in accordance with the provisions of the Company’s Tuition Reimbursement Program.

                          (vii)     Stock Option Plans: The terms of the Company’s stock option plans or award agreements shall govern the vesting and exercise of any stock options held by the Participant. A Participant should consult with Corporate Compensation or HRDirect (1-877-473-4732) for additional information.

                          (viii)    Employee Assistance Plan: Coverage under Employee Assistance Plan will continue to be available to a Participant and his or her immediate family members for the period in which a Participant is receiving a Benefit when the bi-weekly option is elected. When the lump sum option is elected, these benefits will cease upon the Termination Date, except as required by law.

                          (ix)      Employee Discounted Financial Services: The provision of discounted financial services to a Participant is subject to the specifications of the product or service provided. The employee checking account discount will remain in effect for the period in which a Participant is receiving a Benefit when the bi-weekly option is elected. When the lump sum option is elected, the employee checking account discount will cease upon the Termination Date.

               (b)      A Participant, whose termination results from a Qualifying Event, will not be entitled to the following benefits or to participate in the following plans as of the Termination Date:

                          (i)      Dependent Care Reimbursement Plan.

                          (ii)     Short Term Disability Benefits and Salary Continuation Pay: A Participant is not eligible for Short Term Disability and Salary Continuation Pay after the Termination Date, unless a Participant is eligible for benefits under a state mandatory disability law.

                          (iii)    Long Term Disability.

                          (iv)     Employee Stock Purchase Plan.

                          (v)      Retirement Savings Plan.

                          (vi)     Parking/Transit Reimbursement Program.

                          (vii)    Miscellaneous: Cellular phone service, systems access, car allowances, and corporate credit card authorization will cease upon the Termination Date. Any undocumented business expenditures or credit card balances will be withheld from the payment of a Benefit until appropriate documentation is approved.

               (c) The Company reserves the right to modify or change the terms and conditions of any of the benefits described in Section 3.5 (a) during the period in which a Participant is receiving a Benefit.

               (d) Nothing is this Section 3.5 shall be construed as providing a benefit to a Participant that is not otherwise provided in the benefit plans or arrangements described in Section 3.5(a).

               Section 3.6 Forfeitures of Benefit.

               (a)      A termination of employment is not a Qualifying Event if the termination is for any of the following reasons:

                          (i)      The Participant breaches any written agreement between the Participant and the Company;

                          (ii)     The Participant fails to remain in his or her assigned employment position by either resigning or being terminated for cause after notification of separation and prior to the Termination Date;

                          (iii)    After notification of separation, the Participant acts or fails to act in a manner that results in or is intended to result in detrimental consequences to the Company;

                          (iv)     The Participant improperly discloses proprietary or confidential information or trade secrets of the Company;

                          (v)      The commission of misconduct or other terminable offense by the Participant;

                          (vi)     The Participant receives an offer of employment by the Company or a successor-in-interest resulting from a merger, sale, outsourcing or other divestiture for an employment position that is comparable in terms of pay, duties and salary grade, unless the new position requires a transfer to a location that is more than 35 one-way daily commuting miles from the Participant’s current work location. For purposes of this Section 3.6(a)(vi), the following changes in hours and pay will be considered comparable:

                                      (A)      a change in scheduled hours of work per week which is no more than 5 hours more or less than the weekly hours worked in the Participant’s current position, provided benefit status remains the same; or

                                      (B)      a reduction of up to 10% in the Participant’s Weekly Pay

               (b)      A Participant will forfeit his or her right to receive or continue to receive a Benefit and any additional benefits provided under Section 3.5(a) of the Plan if any of the foregoing events occurs prior to or subsequent to the Termination Date, in either case as determined in the sole and absolute discretion of the Plan Administrator. In the event any of the foregoing events occurs subsequent to a Participant’s termination of employment that constituted a Qualifying Event, where the Benefit was paid out in a lump sum, the Participant will be required to forfeit and reimburse to the Company the amount of his or her Benefit that relates to the period of time after such event is deemed to have occurred as if they had elected the bi-weekly option and would not have received the remaining Benefit payments.

               Section 3. 7      Beneficiary. In the event that a Participant dies during the period in which he or she is are receiving a Benefit, the remaining Benefit will be paid in a lump sum to the designated beneficiary of record for the Participant under the Company’s life insurance plan. If no such beneficiary is designated, the remaining Benefit will be paid as provided under the default provisions of that plan.

               Section 3. 8      Reemployment. If a Participant is reemployed by the Company while a Benefit is still payable under the Plan, all remaining Benefit payments will cease upon first day of rehire or two weeks from offer, whichever comes first. If a Participant who receives a lump sum payment of the Benefit is reemployed by the Company within the period in which the Benefit would have otherwise been in pay status under an installment form of payment, as described in Section 3.4(a), the reemployed Participant will repay to the Company that portion of the Benefit attributable to the installment payments that would have been remaining had the employee not elected a lump sum payment.

ARTICLE 4
ADMINISTRATION OF PLAN

               Section 4.1      Appointment of Plan Administrator and Responsibility for Administration of Plan. The Executive Vice President of Human Resources is hereby appointed as the “Plan Administrator” and shall administer the Plan in accordance with its terms. The Plan Administrator may designate other persons to carry out the responsibilities to control and manage the operation of the Plan.

               Section 4.2      Agents. The Plan Administrator may employ such agents, including counsel, as it deems advisable for the administration of the Plan.

               Section 4.3      Compensation. The Company shall indemnify, in the manner and to the extent provided for in the Company’s By-Laws, the Plan Administrator as well as any employee of the Company to whom responsibilities have been delegated under Section 4.1, against any liability incurred in the course of administration of the Plan, except liability arising from their own gross negligence or willful misconduct.

               Section 4.4      Records. The acts and decisions of the Plan Administrator will be duly recorded. The Plan Administrator will make a copy of this Plan available for examination by any Participant during the business hours of the Company.

               Section 4.5      Liability. Except for its own negligence, willful misconduct or breach of fiduciary duty, neither the Plan Administrator nor any agents appointed by the Plan Administrator will be liable to anyone for any act or omission in the course of the administration of the Plan.

               Section 4.6      Withholding. The Company has the right to deduct or withhold from the Benefit paid under the Plan (or from other amounts payable to a Participant, if necessary) all employment, income or other taxes that are required to be deducted or withheld under any provision of law and amounts related to any additional benefits that a Participant may continue to receive under Section 3.5(a) of this Plan in accordance with the Participant’s previous elections with respect to such benefit.

               Section 4.7      Claims Procedure. The Plan Administrator has discretionary authority to interpret the Plan in its entirety and any of its provisions. Any question as to the eligibility of any employee to become a Participant or the computation of a Participant’s Benefit will be determined by the Plan Administrator in accordance with the terms of the Plan. If any employee or any Participant objects to the decision of the Plan Administrator and seeks to file a claim, they may do so by submitting a written request to the Corporate Employee Relations Department, located at One M&T Plaza, 11th Floor, Buffalo, New York 14203.

               Section 4.8      Contributions and Financing. All benefits required to be paid by the Company under the Plan will be paid as due directly by the Company from its general assets.

ARTICLE 5
MISCELLANEOUS PROVISIONS

               Section 5.1      Terms are Legally Enforceable. The Company intends that the terms of this Plan, including those relating to coverage and benefits, are legally enforceable.

               Section 5.2      Plan Exclusively Benefits Employees. The Company intends that the Plan is maintained for the exclusive benefit of employees of the Company.

               Section 5.3      Illegality of Particular Provision. The illegality of any particular provision of the Plan will not affect the other provisions, and the Plan will be construed in all other respects as if such invalid provision were omitted.

               Section 5.4      Applicable Laws. To the extent not pre-empted by ERISA, the Plan will be governed by the laws of the State of New York without regard to conflicts of law principles.

               Section 5.5      Non-Guaranty of Employment. Nothing in this Plan may be construed as granting any Participant a right to employment with the Company.

               Section 5.6      409A Savings Clause. Notwithstanding any other provision in this Plan, to the extent that any amounts payable under this Plan (1) are subject to §409A of the Internal Revenue Code of 1986, as amended (the “Code”), and (2) the time or form of payment of those amounts would not be in compliance with Code §409A, then payment of those amounts will be made at such time and in such a manner that the payment will be in compliance with Code §409A. If the time or form of payment cannot be modified in such a way as to be in compliance with Code §409A, then the payment will be made as otherwise provided in this Plan, disregarding this Section 5.6.

ARTICLE 6
AMENDMENT AND TERMINATION

               Section 6.1      Amendment of the Plan. The Company intends to maintain this Plan indefinitely, but reserves the right to amend, modify or terminate the Plan at any time, prospectively or retroactively, for any reason, without notice by action of the Board of Directors of M&T Bank Corporation. However, no amendment, modification, or termination will reduce or otherwise adversely affect the Benefit of any Participant who is in pay status at the time the amendment, modification or termination is effective. The Plan Administrator, on behalf of the Company, may make modifications or amendments to the Plan that are necessary or appropriate to (i) maintain the Plan as a plan meeting the requirements of the applicable provisions of ERISA or other legal or tax qualification requirements, or (ii) improve or simplify Plan administration; provided, however, that no such modification or amendment shall significantly increase or decrease Benefits payable under the Plan, or significantly alter the Plan’s design.

IN WITNESS WHEREOF, M&T Bank Corporation adopts this Plan effective May 1, 2005

M&T BANK CORPORATION
By:	/s/ Stephen J. Braunscheidel
Executive Vice President

M&T Bank Corporation Employee Severance Pay Plan – Appendix A
May 1, 2005

LEVEL	BENEFIT (Number of Weeks of Weekly Pay)
Executive Vice President	Per Agreement — Minimum 52 weeks to a maximum of 104 weeks
Senior Vice President	52 weeks
Administrative Vice President	26 weeks base plus one week for every Year of Service to a maximum of 52 weeks
Vice President	Twelve weeks base plus one week for every Year of Service to a maximum of 37 weeks
Asst. Vice President	Eight weeks base plus one week for every Year of Service to a maximum of 33 weeks
Banking Officer	Six weeks Base plus one week for every Year of Service to a maximum of 31 weeks
Non-Officers · Grade 7 and Above	Four weeks base plus one week for every Year of Service to a maximum of 29 weeks
· Grade 6 and Below
Two weeks base plus one week for every Year of Service for an employee with less than 10 Years of Service; three weeks base plus one week for every Year of Service for an employee with 10 to 19 Years of Service; four weeks base plus one week for every Year of Service for an employee with 20 or more Years of Service, to a maximum of 26 weeks